                                        Registration Statement No. 33-91452

                                                Prospectus supplement filed
                                                     pursuant to Rule 424(c)



                          DELTA PETROLEUM CORPORATION
                         689,500 Shares of Common Stock
                           $0.01 par value per share

     Of the 689,500 shares of the common stock, $0.01 par value (the "Common Stock"), of Delta Petroleum Corporation ("Delta" or the "Company") registered hereunder, all 689,500 shares are for the account of the owners (collectively, the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Common Stock sold by the Selling Shareholders.

     The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On April 23, 1999, the last reported price for the Common Stock on the Nasdaq Small-Cap Market was $2.25.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 AND "DILUTION."
                         ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company anticipates that sales may be effected from time to time, by or for the accounts of the Selling Shareholders, in the Nasdaq Small-Cap Market, in negotiated transactions or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the Nasdaq Small-Cap Market, in negotiated transactions, or otherwise. Sales will be made at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution."

     The information contained in footnote 1 to the table under "Selling Shareholders" on page 23 of the Company's Prospectus dated April 29, 1999 should read that the exercise price of Burdette A. Ogle's currently exercisable warrant to purchase 100,000 shares of the Company's common stock is $3.00 per share.


                 The date of this Prospectus is April 29, 1999
            The date of this Supplemental Prospectus is May 12, 1999